As filed with the Securities and Exchange Commission on May 19, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WESTERN NEW ENGLAND BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Massachusetts	73-1627673
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

141 Elm Street
Westfield, Massachusetts	01085
(Address of Principal Executive Offices)	(Zip Code)

Western New England Bancorp, Inc.

2021 Omnibus Incentive Plan

(as amended and restated)

(Full title of the plan)

James C. Hagan

President and Chief Executive Officer

Western New England Bancorp, Inc.

141 Elm Street

Westfield, Massachusetts 01085

(413) 568-1911

(Name and address of agent for service)

Tel: (413) 568-1911
(Telephone number, including area code, of agent for service)

Copies to:

Richard A. Schaberg

Les B. Reese, III

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, District of Columbia 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Explanatory Note

Western New England Bancorp, Inc. (the “Company”) is filing this registration statement on Form S-8 to register 1,000,000 additional shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), authorized for issuance under the Western New England Bancorp, Inc. 2021 Omnibus Incentive Plan, as amended and restated (the “Plan”). The amendment and restatement of the Plan became effective following the receipt of shareholder approval at the Company’s 2025 Annual Meeting of Shareholders on May 14, 2025. In accordance with General Instruction E of Form S-8, the Company hereby incorporates by reference into this registration statement the contents of the prior registration statement on Form S-8 relating to the Company’s 2021 Omnibus Incentive Plan, filed with the Commission on May 19, 2021 (Commission File No. 333-256292).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information called for by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) will be delivered to the participants in the Plan in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Commission on March 10, 2025;
(b)	the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 4, 2025 (solely to the extent incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024);
(c)	the Registrant’s Current Report on Form 8-K filed with the Commission on April 22, 2025;
(d)	the Registrant’s Current Report on Form 8-K filed with the Commission on May 14, 2025; and
(e)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 20, 2007, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, (except that we are not incorporating by reference any documents or information, including parts of documents that we file with the Commission, that are deemed to be furnished and not filed with the Commission). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

As the holding company of an insured depository institution, the Company is subject to certain restrictions under federal banking laws and regulations with respect to indemnification of institution-affiliated parties, such as directors and officers. 12 USC 1828(k) and 12 CFR chapter III generally prohibit insured depository institutions, their subsidiaries and their holding companies (including the Company) from indemnifying an institution-affiliated party for any portion of the costs sustained with regard to an administrative or civil enforcement action commenced by any federal banking agency which results in a final order or settlement pursuant to which the institution-affiliated party is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in section 8(b) of the Federal Deposit Insurance Act. However, there are exceptions to this general prohibition. First, an institution or holding company may purchase commercial insurance to cover such expenses, except judgments and penalties. Second, the institution or holding company may advance legal and other professional expenses to an institution-affiliated party directly (except for judgments and penalties) if its board of directors makes certain specific findings and the institution-affiliated party agrees in writing to reimburse the institution if it is ultimately determined that he or she violated a law, regulation or other fiduciary duty.

In addition to the restrictions under federal banking laws and regulations described above, the Company is a Massachusetts corporation. Massachusetts General Laws (“MGL”) Chapter 156D, Section 8.51(a) provides that a corporation may indemnify its directors against liability incurred in connection with any proceeding brought against any director by virtue of his or her position as a director of the corporation if the director conducted himself in good faith and in the reasonable belief that his or her actions were in the best interests of the corporation or at least not opposed to the best interests of the corporation (or, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful). MGL Chapter 156D, Section 8.51(b) provides that a corporation may, subject to certain limitations, indemnify its directors with respect to any employee benefit plan reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan. MGL Chapter 156D, Section 8.52 requires that a corporation indemnify a director for reasonable expenses if such director is wholly successful in his or her defense in a proceeding to which he or she was a party because he or she was a director of the corporation.

MGL Chapter 156D, Section 8.56(a) provides that a corporation may indemnify its officers to the same extent as its directors and, for officers that are not directors and who are made a party to a proceeding because of an act or omission solely as an officer, to any further extent provided by the articles of organization, the bylaws, a resolution of the board of directors or a contract, except for any liability arising out of acts or omissions not in good faith or involve intentional misconduct or a knowing violation of law. Additionally, MGL Chapter 156D, Section 8.56(c) entitles an officer who is not a director to mandatory indemnification under MGL Chapter 156D, Section 8.52.

MGL Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors or officers in the corporation’s articles of organization, bylaws, or in a resolution adopted or contract approved by the company’s board of directors or shareholders, or a contract adopted by its board of directors or shareholders.

The Company’s Articles of Organization provide for the indemnification of directors, officers, employees and other agents of the Company. Article XII “Indemnification” states the following policies and procedures of the Company on indemnification:

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnity”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Massachusetts General Laws, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnity in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnity in connection with a proceeding (or part thereof) initiated by such indemnity only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

Section 2. Advance Payment. The right to indemnification conferred in Section 1 of this Article XII shall include, in the case of a director or officer at the level of Vice President or above, and in the case of any other officer or any employee may include (in the discretion of the Board of Directors), the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”). Notwithstanding the foregoing, expenses incurred by an indemnity in advance of the final disposition of a proceeding may be paid only upon the Company receipt of an undertaking by the indemnity to repay such payment if he or she shall be adjudicated or determined to be not entitled to indemnification under applicable law. The Company may accept such undertaking without reference to the financial ability of the indemnity to make such repayment.

Section 3. Indemnification of former Director, Officer, Employee or Agent. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article XII shall be contract rights and such rights shall continue as to an indemnity who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnities heirs, executors and administrators.

Section 4. Enforcement of Right to Indemnification. If a claim under Sections 1, 2 or 3 of this Article XII is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnity may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnity also shall be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnity to enforce a right to indemnification hereunder (but not in a suit brought by the indemnity to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, he or she shall not have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnity is proper in the circumstances because the indemnity has met the applicable standard of conduct set forth in the Massachusetts General Laws, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnity has not met such applicable standard of conduct, shall create a presumption that the indemnity has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnity, be a defense to such suit. In any suit brought by the indemnity to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnity is not entitled to be indemnified, or to such advancement of expenses, under this Article XII or otherwise, shall be on the Company.

Section 5. Rights not Exclusive. The rights to indemnification and to the advancement of expenses conferred in this Article XII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Articles, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 6. Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Massachusetts General Laws.

Section 7. Grants and Agreements. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article XII with respect to the indemnification and advancement of expenses of directors and officers of the Company. Without limiting the generality of the foregoing, the Company may enter into specific agreements, commitments or arrangements for indemnification on any terms not prohibited by law which it deems to be appropriate.

Section 8. Merger or Consolidation. If the Company is merged into or consolidated with another corporation and the Company is not the surviving corporation, the surviving Company shall assume the obligations of the Company under this Article XII with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring at or prior to the date of such merger or consolidation.

If the regulations of the OCC are amended after the date hereof to authorize action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by OCC regulations, as so amended. Any repeal or modification of Article XII by the directors of the Company will be prospective only and shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification.

The Company has entered into employment agreements with certain of its officers, which provide for indemnification to the fullest extent permitted by law. The Company has also entered into change of control agreements with certain of its officers, which provide for indemnification for attorneys’ fees in some instances.

Item 7. Exemption for Registration Claimed.

Not Applicable.

Item 8. Exhibits

Exhibits	Description

4.1	Restated Articles of Organization of Western New England Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed with the SEC on October 26, 2016).
4.2	Amended and Restated Bylaws of Western New England Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed with the SEC on February 2, 2017).

4.3	Form of Stock Certificate of Western New England Bancorp, Inc. (f/k/a Westfield Financial, Inc.) (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-1 (No. 333-137024) filed with the SEC on August 31, 2006).

4.4+	Western New England Bancorp, Inc. Amended and Restated 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Commission on May 14, 2025).

5.1*	Opinion of Hogan Lovells US LLP.

23.1*	Consent of Wolf & Company, P.C.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

107*	Filing Fee Table

* Filed herewith

+ Management contracts or compensatory plans or arrangements

Item 9. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westfield, Commonwealth of Massachusetts, on May 19, 2025.

WESTERN NEW ENGLAND BANCORP, INC.

By:	/s/ Guida R. Sajdak
	Name:	Guida R. Sajdak
	Title:	Chief Financial Officer, Executive Vice President and Treasurer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints James C. Hagan and Guida R. Sajdak, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Hagan	Chief Executive Officer, President and Director	May 19, 2025
James C. Hagan	(Principal Executive Officer)

/s/ Guida R. Sajdak	Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial Officer and	May 19, 2025
Guida R. Sajdak	Principal Accounting Officer)

/s/ Lisa G. McMahon	Chairperson of the Board	May 19, 2025
Lisa G. McMahon

/s/ Laura Benoit	Director	May 19, 2025
Laura Benoit

/s/ Donna J. Damon	Director	May 19, 2025
Donna J. Damon

/s/ Gary G. Fitzgerald	Director	May 19, 2025
Gary G. Fitzgerald

/s/ William D. Masse	Director	May 19, 2025
William D. Masse

/s/ Paul C. Picknelly	Director	May 19, 2025
Paul C. Picknelly

/s/ Steven G. Richter	Director	May 19, 2025
Steven G. Richter

/s/ Philip R. Smith	Director	May 19, 2025
Philip R. Smith